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For Immediate Release

IR Contact                                  Media Contact
David Waldman/Jody Burfening                Jerry Miller
Lippert/Heilshorn & Associates              JMPR
dwaldman@lhai.com                           jmpr@nyc.rr.com
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(212) 838-3777                              (212) 777-0552



             WINDSORTECH APPOINTS JOEL OWENS CHIEF OPERATING OFFICER


HIGHTSTOWN, NJ--September 23, 2004--QSGI, (OTCBB: WSRT) a technology services company that provides data security and regulatory compliance, data center hardware and data center maintenance, today announced that Joel L. Owens has been appointed chief operating officer for WindsorTech. Mr. Owens will retain his position as president and chief executive officer of QualTech International Corp. and QualTech Services Group, Inc., which were acquired by the company in May 2004. In addition to his previous responsibilities, Mr. Owens will oversee sales and business development for WindsorTech, and build and develop the company's newly formed QSGI brand.

In May 2000, Mr. Owens founded QualTech International, a leading purchaser, refurbisher and reseller of enterprise-class hardware to companies around the world. While at QualTech, Mr. Owens grew revenue to more than $15 million in 2003. Under his leadership, QualTech developed from a wholesale brokerage to also include a successful retail operation--offering hardware and services to end-users across the country. Having built a strong retail presence for hardware sales, Mr. Owens founded QualTech Services Group in February 2003, a third-party hardware maintenance provider, to complement the services offered by QualTech International.

Prior to founding QualTech International and QualTech Services Group, Mr. Owens served as vice president of IBM mainframe sales at NorCom Resources, Inc, where he was the top sales producer from 1996-2000. From 1994-1996, Mr. Owens served as a regional sales director for the Hartford Computer Group. While at Hartford Computer Group, Mr. Owens was responsible for generating more than 75 percent of the division's revenue.

Marc Sherman, chairman and chief executive officer of WindsorTech, commented, "Having grown QualTech International and QualTech Services Group from startups, to approximately $22 million in combined annualized sales in less than four years--Joel has demonstrated an exceptional track record. His experience will be of tremendous value, as we develop our new QSGI brand and build the company to become the leading provider of data security and compliance services, to Fortune 1000 companies. Following the recent acquisition of QualTech International and QualTech Services Group, Joel's contributions have already been dramatic. Most recently, Joel was instrumental in attracting several large Fortune 1000 customers, and we look forward to his continued contributions and leadership."

Joel Owens, chief operating officer of WindsorTech, commented, "With critical legislation driving demand for our services, our business pipeline is greater than ever. Moreover, with the successful acquisition of QualTech, there are substantial cross-selling opportunities among our respective customer bases. As a result, we plan to rapidly expand our sales force and hone our marketing under the new QSGI brand, to address this sizeable, yet highly-fragmented market."


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About WindsorTech

WindsorTech, through its brand extension QSGI, manages the IT assets of Fortune 1000 and government customers, specializing in data security and regulatory compliance. QSGI turns its clients' IT liabilities into IT assets, by maintaining, refurbishing and/or reselling end-of-life equipment. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep--eliminating otherwise recoverable data. QSGI reduces its customers' potential liability, by ensuring regulatory and environmental compliance for IT assets.


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